================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             MICROSEMI CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             MICROSEMI CORPORATION

                 ---------------------------------------------


                 NOTICE OF ANNUAL MEETING ON FEBRUARY 23, 1999
                              AND PROXY STATEMENT

                               TABLE OF CONTENTS

PROXY STATEMENT.......................................................    1
GENERAL INFORMATION...................................................    1
ANNUAL REPORT.........................................................    2
OUTSTANDING VOTING SECURITIES.........................................    2
VOTING PROCEDURES.....................................................    2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........    3
ELECTION OF DIRECTORS.................................................    5
DIRECTORS.............................................................    5
EXECUTIVE OFFICERS....................................................    6
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES.......    7
EXECUTIVE COMPENSATION................................................    8
SUMMARY COMPENSATION TABLE............................................    8
OPTION GRANTS IN LAST FISCAL YEAR.....................................    9
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
 OPTION VALUES........................................................    9
EXECUTIVE COMPENSATION AGREEMENTS.....................................   10
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................   11
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...............   11
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...........   12
COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1997 OF MICROSEMI
CORPORATION...........................................................   12
THE COMPENSATION COMMITTEE............................................   14
PERFORMANCE GRAPH.....................................................   15
STOCKHOLDER PROPOSALS.................................................   16
INDEPENDENT ACCOUNTANTS...............................................   16
OTHER MATTERS.........................................................   16

                             MICROSEMI CORPORATION
                                P.O. Box 26890
                       Santa Ana, California  92799-6890

                  ------------------------------------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held on February 23, 1999

                  ------------------------------------------


TO THE STOCKHOLDERS OF MICROSEMI CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MICROSEMI CORPORATION (the "Company") will be held at the offices of the Company, 2830 South Fairview Street, Santa Ana, California 92704, on Tuesday, February 23, 1999 at 10:00 a.m., Pacific Standard Time, for the following purposes:

     1. To elect five (5) directors, each for the term of one (1) year or until his successor shall have been duly elected and qualified (Proposal 1); and

     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on January 11, 1999 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.


                                    By Order of the Board of Directors,


Santa Ana, California               /s/ DAVID R. SONKSEN
January 19, 1999                    David R. Sonksen
                                    Secretary

IT IS IMPORTANT THAT ALL STOCKHOLDERS BE REPRESENTED AT THE ANNUAL MEETING. STOCKHOLDERS, WHETHER THEY EXPECT TO ATTEND THE MEETING IN PERSON OR NOT, ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. PROXIES ARE REVOCABLE AT ANY TIME PRIOR TO BEING VOTED AT THE ANNUAL MEETING, AND STOCKHOLDERS OF RECORD WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.


Additional copies of proxy materials should be requested in writing, addressed to:

Microsemi Corporation, P.O. Box 26890, Santa Ana, California  92799-6890,
Attention:  David R. Sonksen, Secretary.

                             MICROSEMI CORPORATION
                                P. O. Box 26890
                       Santa Ana, California  92799-6890

                ----------------------------------------------

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The accompanying Proxy is solicited by the Board of Directors and Management of Microsemi Corporation (the "Company") to be used at the Annual Meeting of Stockholders to be held on Tuesday, February 23, 1999, at 10:00 a.m., Pacific Standard Time, at the offices of the Company, 2830 South Fairview Street, Santa Ana, California 92704, and at any adjournments or postponements thereof (the "Meeting"). Shares represented by a valid Proxy in the enclosed form ("Proxy") will be voted as specified if executed and received in time for the Meeting. If a choice is not specified in the Proxy, the Proxy will be voted FOR the election of all of the director nominees listed.

     A stockholder who executes and returns the accompanying Proxy may revoke it at any time prior to its being voted by signing another Proxy bearing a later date, or by signing a written notice of revocation and, in either case, delivering the proxy or notice to the Secretary of the Company by mail prior to the Meeting or in person at the Meeting. Execution of the Proxy will not in any way affect a stockholder's privilege to attend the Meeting and to vote in person, provided that the stock is held of record in the stockholder's name.

     The costs of Proxy solicitation will be paid by the Company. It is contemplated that Proxies will be solicited principally through the use of the mails. The Company will reimburse banks, brokerage houses, and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy material to the beneficial owners of the shares held by them. Proxies may be solicited by directors, officers or other regular employees of the Company in person or by telephone or facsimile as part of their regular duties and without special payment therefor, except reimbursement of incidental costs.

     This Notice of Annual Meeting, Proxy Statement and Proxy are first being mailed to stockholders on or about January 23, 1999.

                                 ANNUAL REPORT
                                 -------------

     The Annual Report to Stockholders for the fiscal year ended September 27, 1998, including the audited financial statements, accompanies this Proxy Statement. Such report is not to be regarded as proxy soliciting material and is not incorporated into this Proxy Statement. THE ANNUAL REPORT TO STOCKHOLDERS AND THE FORM 10-K, INCLUDING ANNUAL FINANCIAL STATEMENTS, CAN BE OBTAINED BY ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING UPON WRITTEN REQUEST. SEND REQUESTS TO MICROSEMI CORPORATION, P.O. BOX 26890, SANTA ANA, CALIFORNIA 92799-6890, ATTENTION: DAVID R. SONKSEN, SECRETARY.

                         OUTSTANDING VOTING SECURITIES
                         -----------------------------

     The Company's Common Stock, $.20 par value per share ("Common Stock"), constitutes the only class of outstanding securities of the Company entitled to notice of and to vote at the Meeting, including any adjournments or postponements thereof. On January 11, 1999 ("Record Date") the Company had issued and outstanding 11,326,277 shares of Common Stock (exclusive of shares held in the treasury). Only holders of record of the Common Stock at the close of business on the Record Date will be entitled to vote at the Meeting, including any adjournments or postponements thereof. Each such holder of record is entitled, for all purposes, to one vote for each share so held on each matter submitted to a vote of stockholders.

                               VOTING PROCEDURES
                               -----------------

     A quorum sufficient for the conduct of business at the Meeting will consist of a majority of the outstanding shares of Common Stock at the close of business on the Record Date.

     Proxies marked as abstentions and proxies for shares held in street name designated by brokers as not voted will be treated as shares present for purposes of determining the presence of a quorum at the Meeting.

     Proposal 1, the election of directors, will be determined by a plurality vote, i.e., the stockholders elect those individuals up to the number of individuals to be elected receiving a number of votes greater than the number of votes for any other nominees who are not elected and receive votes.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
        --------------------------------------------------------------

     The following table sets forth as of December 1, 1998, information concerning ownership of the Company's Common Stock by each director or executive officer, all officers and directors as a group, and each person known by the Company to own beneficially more than 5% of its outstanding Common Stock.

Name of Beneficial Owner
(and Address of Each 5%
Beneficial Owner) or               Amount and Nature of      Percentage
Number of Persons in Group         Beneficial Ownership      of Class
--------------------------         --------------------      --------
Norman J. Wechsler
105 South Bedford Road, Suite 310
Mount Kisco, NY 10549                  1,576,773 (1)          13.9%

Philip Frey, Jr.
P. O. Box 26890
Santa Ana, CA 92799-6890                 956,953 (2)           8.4%

Joseph M. Scheer                          18,000 (3)             *

Martin H. Jurick                          13,000 (4)             *

Brad Davidson                             18,000 (5)             *

Robert B. Phinizy                         14,000 (6)             *

David R. Sonksen                          39,237 (7)             *

Harold R. McKeighan                       45,375 (8)             *

Andy T. S. Yuen                           55,125 (9)             *

James M. Thomas                           35,890 (10)            *

Eduardo R. Fernandez                       6,525 (11)            *

Lane Jorgensen                            36,575 (12)            *

Angelo Santamaria                          6,575 (13)            *

All executive officers and
directors as a group (12)              1,245,255 (14)         10.8%
*Indicates less than 1%

(1) Includes 13,070 shares owned by others and over which there is shared voting and dispositive power.

(2) Includes 23,400 shares under an option exercisable as of the date of this information or within 60 days.

(3) Includes 13,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(4) Includes 13,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(5) Includes 8,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(6) Includes 14,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

(7) Includes 9,150 shares under options exercisable as of the date of this information or within 60 days thereafter.

(8) Includes 19,875 shares under options exercisable as of the date of this information or within 60 days thereafter.

(9) Includes 13,875 shares under options exercisable as of the date of this information or within 60 days thereafter.

(10) Includes 6,325 shares under options exercisable as of the date of this information or within 60 days thereafter.

(11) Includes 6,525 shares under options exercisable as of the date of this information or within 60 days thereafter.

(12) Includes 36,575 shares under options exercisable as of the date of this information or within 60 days thereafter.

(13) Includes 6,575 shares under options exercisable as of the date of this information or within 60 days thereafter.

(14) Includes 170,300 shares under options exercisable as of the date of this information or within 60 days thereafter.

                             ELECTION OF DIRECTORS
                             ---------------------
                                 (Proposal 1)

     The Bylaws of the Company allow for a Board of Directors consisting of not less than three (3) and up to thirteen (13) members as fixed by the Board from time to time, and the Board has fixed the number of directors at five (5). Accordingly, five (5) directors shall be elected at the Meeting, and the five
(5) nominees named below are proposed by Management. The nominees proposed for election as directors will serve for a term of one year or until their successors are elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. While Management has no reason to believe that any nominee will be unable to or will not serve as a director, should any nominee become unable to serve or will not, for good cause, so serve, the persons named in the enclosed Proxy will have authority to vote for any substitute nominee designated by the Board of Directors.

     The five (5) candidates in the election of directors receiving the highest number of affirmative votes will be elected. Votes against a candidate or votes withheld, including abstentions and broker non-votes, have no legal effect on the election; however all such votes count as a part of the quorum. The names and certain information concerning the persons to be nominated as Directors by the Board of Directors at the Meeting are set forth below. Your Board of Directors recommends that you vote for the election of each of the nominees
                                   ---
named below.

                                   DIRECTORS
                                   ---------



          Name             Position With Company (in Addition to Director)        Age        Director
                           and Principal Occupation during Last Five Years                    Since
---------------------------------------------------------------------------------------------------------
    Philip Frey, Jr.       Chairman of the Board since February 26, 1987;          71          1972
                           President and Chief Executive Officer since 1971

    Brad Davidson          President of Securities Pricing and Research, Inc.      43          1984
                           since 1986

    Robert B. Phinizy      Private investor and consultant; Chairman, Chief        72          1992
                           Executive Officer and President of Genisco
                           Technology Corp., from 1972 to 1986; Captain,
                           United States Navy - Retired; and currently Director
                           of Biosonics Corp.

    Joseph M. Scheer       Private investor and consultant; Director of            72          1994
                           Rawson-Koenig Inc., Houston, Texas since 1991;
                           Member Advisory Board Soligen Inc., Northridge,
                           California since 1994; Director of Laserform, Inc.,
                           Auburn Hills, Michigan from 1989-1994

   Martin H. Jurick        Senior Vice President of Corporate Planning and         61          1995
                           Director of Silicon Systems, Inc. since 1978;
                           Director of Level One Communications since 1991

                                 EXECUTIVE OFFICERS
                                 ------------------

     Officers are elected on an annual basis by the Board of Directors and serve at the discretion of the Board. Information is provided under the heading "Directors" for Mr. Philip Frey, Jr.




         Name             Position with Company and Principal Occupation      Age        Officer
                          during Last Five Years                                          Since
-----------------------------------------------------------------------------------------------------

David R. Sonksen          Vice President-Finance, Chief Financial Officer,     53         1986
                          Treasurer and Secretary since 1986

Harold R. McKeighan       Vice President and General Manager of Microsemi      56         1985
                          Corporation-Scottsdale since 1985


Andy T.S. Yuen            Vice President International Operations since 1989   46         1989

James M. Thomas           Vice President Human Resources since 1989            61         1989

Eduardo R. Fernandez      Vice President Marketing and Sales since 1997;       54         1997
                          formerly President of Signal Processing
                          Technologies Inc. from 1992 to 1995

Lane Jorgensen            Vice President and General Manager of Microsemi      57         1992
                          Corporation-Santa Ana since 1992

Angelo Santamaria         Vice President and General Manager of Microsemi      36         1997
                          Corporation-Watertown since 1997; Assistant
                          General Manager of Microsemi Corporation-
                          Watertown since 1993

                      INFORMATION REGARDING THE BOARD OF
                      ----------------------------------
                         DIRECTORS AND ITS COMMITTEES
                         ----------------------------

     During the 1998 fiscal year, the Board of Directors held a total of four
(4) regularly scheduled or special meetings.

     The Audit Committee, consisting of directors Robert B. Phinizy, Joseph M. Scheer and Martin H. Jurick, reviews matters relating to the Company's internal and external audits. The Audit Committee held a total of two (2) meetings in fiscal year 1998 to review the fiscal year 1997 financial statements and audit and to review the plans for the fiscal year 1998 audit.

     The Compensation Committee, consisting of directors Brad Davidson, Martin
H. Jurick and Joseph M. Scheer, considers and approves the grant of stock options to and compensation for the Company's key employees. The Compensation Committee held three (3) meetings in fiscal year 1998.

     No standing committee of the Company has a function similar to the function of a "Nominating Committee."

     No director, during the period while serving as a Director or on any committees, attended fewer than 75% of the aggregated number of meetings held in fiscal year 1998 of the Board of Directors and of all relevant committees.

     During fiscal year 1998, directors who were not also officers of the Company each were paid a quarterly retainer fee of $2,650, plus fees of $1,060 for each Board of Directors meeting attended and for each committee meeting attended. Committee members were paid the following:

     Compensation Committee      Chairman   $2,400
                                 Member     $1,200

     Audit Committee             Chairman   $1,400
                                 Member     $  700

                                 EXECUTIVE COMPENSATION
                                 ----------------------

     The following table sets forth, for the fiscal year ended September 27, 1998, compensation received by Messrs. Frey, Sonksen, McKeighan, Yuen and Jorgensen. The notes to these tables provide additional specific information regarding compensation.


                          SUMMARY COMPENSATION TABLE

                                  Annual Compensation                            Long Term Compensation
                            ---------------------------------              ----------------------------------
                                                                                                    Long-Term
                                                                           Restricted               Incentive
                                                                              Stock                   Plan       All Other
Name and                      Fiscal      Salary       Bonus     Other       Award(s)     Options    Payouts    Compensation
Principal Position             Year        ($)          ($)       ($)          ($)          (#)        ($)       ($)401(k)
-------------------------     -------   ----------    -------    ------    ---------      -------    -------    ------------
                                                                                                                     (2)
Philip Frey, Jr.
 President, Chairman of          1998      344,462    225,267    56,829            -        9,800          -           4,341
 the Board, Director and         1997      323,841    264,000        (1)           -        9,800          -           3,274
 Chief Executive Officer         1996      310,000    194,434        (1)           -        9,800          -           3,781

David R. Sonksen
 Vice President-Finance,         1998      187,928     97,901        (1)           -        6,100          -           6,074
 Treasurer, Secretary            1997      176,869    107,474        (1)           -        6,100          -           5,084
 and Chief Financial             1996      169,770     79,860        (1)           -        6,100          -           5,041
 Officer

Harold R. McKeighan
 Vice President, General         1998      166,632     46,724        (1)           -        6,100          -           3,396
 Manager-Microsemi               1997      160,424     96,169        (1)           -        6,100          -           3,169
 Scottsdale                      1996      156,415     62,748        (1)           -        6,100          -           2,823

Andy T.S. Yuen
 Vice President                  1998      142,512     74,149        (1)           -        6,100          -           3,386
 International Operations        1997      134,430     81,795        (1)           -        6,100          -           3,861
                                 1996      128,627     60,506        (1)           -        6,100          -           3,499

Lane Jorgensen
 Vice President, General         1998      139,242     72,537        (1)           -        6,100          -           5,002
 Manager-Microsemi               1997      128,574     80,034        (1)           -        6,100          -           5,600
 Santa Ana                       1996      114,130     68,352        (1)           -        6,100          -           4,843

(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid in such period did not exceed the lesser of 10% of such officer's total annual salary and bonus for each of 1998, 1997 and 1996, respectively, or $50,000. Such perquisites have not been included in the table.

(2) Represents amounts contributed in 1998, 1997 and 1996 under the Company's 401(k) plan under which the Company matches, up to the annual federally mandated maximum amounts, an employee's contributions of up to 3% of such employee's annual salary.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   Individual Grants

                                                                                       Potential Realizable
                                   % of Total                                            Value at Assumed
                                    Options                                            Annual Rates of Stock
                                   Granted to                                            Price Appreciation
                         Options   Employees                Exercise      Grant Date     For Option Term(1)
                         Granted   in Fiscal      Price    Expiration      Present    ----------------------
Name                      (#)         Year      ($/Share)     Date        Value ($)      5%($)       10%($)
----------------------   -------   ----------   --------   ----------     ---------   -------       --------
Philip Frey, Jr.           9,800      6.1%       $15.875   11/18/2007     $155,575    $97,840       $247,946
David R. Sonksen           6,100      3.8%       $15.875   11/18/2007     $ 96,838    $60,901       $154,334
Harold R. McKeighan        6,100      3.8%       $15.875   11/18/2007     $ 96,838    $60,901       $154,334
Andy T.S. Yuen             6,100      3.8%       $15.875   11/18/2007     $ 96,838    $60,901       $154,334
Lane Jorgensen             6,100      3.8%       $15.875   11/18/2007     $ 96,838    $60,901       $154,334

(1) The Potential Realizable Value is calculated based on the fair market value of the Common Stock on the date of grant, which is equal to the exercise price of options granted in fiscal 1998, assuming that the stock appreciates in value from the date of grant until the end of the option term at the specified annual rates (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders' continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION VALUES
              ---------------------------------------------------

                                Shares                      Number of Unexercised                  Value of Unexercised
                               Acquired      Value             Options at Fiscal                    In-the-Money Options
                             on Exercise    Realized              Year End (#)                      at Fiscal Year End ($)
Name                              (#)         ($)         Exercisable      Unexercisable         Exercisable   Unexercisable
---------------------        -----------   ---------      -----------      -------------         -----------   -------------

Philip Frey, Jr.                  61,000   1,083,500           16,050             24,950             119,380         185,578

David R. Sonksen                  12,725     226,703            4,575             15,300              34,029         113,801

Harold R. McKeighan               11,500     270,750           15,300             15,300             113,801         113,801

Andy T. S. Yuen                   32,500     499,375            9,300             15,300              69,173         113,801

Lane Jorgensen                         -           -           32,000             14,650             238,016         108,967

                       EXECUTIVE COMPENSATION AGREEMENTS
                       ---------------------------------


     In fiscal year 1993, the Company adopted a Supplemental Employee Retirement Plan ("SERP"), in which the only participants are eight (8) then long-standing employees, including Mr. Frey. The SERP agreements provide annual payments for 10 years following the participant's retirement (age 66 or later). The annual payments range from 20% to 30% (30% for Mr. Frey) of the participant's final or designated year's salary. It is not possible to state in advance the exact amount of future commitments under the SERP. The amounts that would be due annually, after retirement, to Mr. Frey would be estimated at $93,000.

     The Company has entered into agreements with Messrs. Frey and Sonksen to assure their unbiased counsel and continued dedication in the event of an unsolicited tender offer or other occurrence that may result in a change of control. Each agreement will continue in effect until two (2) years after either party notifies the other of an intention to terminate the agreement. The terms of the agreements provide that, in the event of a change of control, as defined therein, and the termination of the executive's employment at any time during the term of such agreement, the executive will be paid amounts equal to a multiplier (the "Multiplier") times the sum of his annual salary rate in effect prior to termination of employment and his highest annual bonus paid during the prior 3-year period. The Multiplier is equal to the sum of three plus the number of years of service of the executive, all divided by twelve; provided, however, in the event of involuntary termination by the Company or termination by the executive for "Good Reason", the Multiplier will in no event be less than two (2). Presently Mr. Frey has 26 years of service and Mr. Sonksen has 12 years of service. Additionally: (i) all options that the executive has received under any option plans will remain exercisable for one year; (ii) medical, dental, vision and life insurance premiums will continue to be paid by the Company for a number of years equal to the Multiplier; (iii) his automobile allowance continues, subject to earlier termination if the executive becomes a full time employee elsewhere, up to a number of years equal to the Multiplier; and (iv) he will receive all other benefits then accrued under the Company's compensation plans. Upon an involuntary termination or a termination for "Good Reason" following a change of control, all of the executive's unvested stock options, or similar equity incentives, vest and become exercisable. Also, to the extent that payments to the executive pursuant to his agreement (together with any other payments or benefits) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code ("Code"), the agreement provides for the payment of an additional amount such that the executive would receive, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

     No person who acted as a director or an executive officer of the Company and no security holder known to the Company to own of record or beneficially more than five percent of any class of the Company's voting securities, or any members of their respective immediate families, is known to have any material interest, direct or indirect, in any transaction or proposed transaction during the fiscal year ended September 27, 1998 in which the amount involved exceeds $60,000 and to which the Company or any subsidiary was or during the next fiscal year is to be a party.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
            -------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market ("NASDAQ"). Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms concurrently when they file them with the SEC and NASDAQ.

     To the Company's knowledge based solely on its review of the copies of
Section 16(a) forms furnished to the Company and any written representations that no Form 5 reports were required, none of the Company's officers, directors or greater than ten-percent beneficial owners known to the Company failed to file in a timely manner Section 16(a) reports during or with respect to fiscal 1998, except as follows:

                             Number of Reports
                         ------------------------------
     Name                Not Timely Filed     Not Filed
     ----                ----------------     ---------
     Robert B. Phinizy           1                0

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
-----------------------------------------------------------

     No member of the Compensation Committee during the 1998 fiscal year was an officer or employee of the Company or any of its subsidiaries; or was formerly an officer of the Company or any of its subsidiaries.

             COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1998 OF
                             MICROSEMI CORPORATION

The compensation programs for executive management and certain other key employees are reviewed each year by the Compensation Committee. The committee considers the program's impact on each operating unit as well as the effect on corporate growth, profit, market position and goals set for that year, as well as changes in corporate market focus and strategic goals for the next fiscal year. The committee reviews with the management of the Company the business plans for the new fiscal year and compares them to the prior year. This review defines the relative potential contribution for each operating unit and together with discussions between corporate management and the managers of each unit, establishes goals for revenue and profits for participating profit center managers. The Compensation Committee then establishes the rewards to be received by each key executive relative to their contributions to net earnings from both their direct operating responsibility and the overall profits of the corporation. The committee also decides which operating units will be included in this measured program. Certain special profit centers are removed from the measured plan where the strategic goal assignments are not properly measured quantitatively. These smaller or special profit centers are placed into a second award pool from which bonus payments are allocated based on the achievement of more subjective goals set by the corporate management. The Compensation Committee reviews these yearly with the corporate management and monitors the allocation process.

In addition, each operating unit key executive is responsible for meeting other strategic goals mutually agreed to between that key executive and the CEO. The goals typically are strategic opportunities and challenges available to the Company in a changing market with competitive environments. In every reward review, the key executive is evaluated on: corporate earnings, divisional earnings, and subjective analysis on the goals achieved or progress achieved.

Executive Compensation Philosophy

The primary thrust of the compensation programs in the Company continues to follow the belief that compensation must reflect the value created for the stockholders - both immediate and long term and consequently, the compensation programs reflect the following specific thesis:

 .    Rewards are tailored to fit the unique opportunities available to each business unit as well as the contributions each business unit makes to the corporate earnings and growth. The program utilizes short term achievement awards and long term incentives, normally stock options granted each year. The stock option grants are reviewed by the Compensation Committee, which manages the program. Grants can be in either or both qualified and non-qualified stock options. The executives with the potential to impact the future growth and profitability of the Company are granted new options each year. Options typically have a 5-year vesting schedule and provide incentives for executives to increase the value of the Company over the long term.

Salary reviews for the top executives are conducted each year. The committee conducted a formal study with an outside consultant to guide the Company in setting salary levels. The Company has followed the consultant's study results, which yielded industry comparatives, for overall increases in pay and benefits. Only minor adjustments were required.

The Executive Compensation components are:

 .    Base Salary:  Salaries are set at levels approximating the fiftieth
     -----------
     percentile for similar marketplace orientations. This year the CEO and the Compensation Committee reviewed each of the 14 highest paid executives and set the following year's pay for these executives. Factors considered, although subjectively and informally applied, are actual achievement, level of market opportunity, management skill in achieving goals and contributions to the overall corporate success. In fiscal 1998, the increases for key executives based on these factors ranged from 2.5% to 6% of base salary.

 .    The Cash Bonus Program:  The Plan, as in prior years, provides cash awards
     ----------------------
     to executives and has been the means of achieving superior corporate results with slightly lower over-all executive compensation as compared to similar companies. These programs are formalized and consistently administered throughout the Company. The bonus award can range from 0% to 80% of an executive's annual salary. The bonus award components are based on overall corporate profit performance, direct profit results controlled by the executive and on subjective goals. For fiscal 1998, the achievement of goals that were set for the Company's executive officers ranged from not achieved to exceeded. After giving consideration to actual industry market conditions, executive bonuses were established that ranged from 0% to 64% of base salary, with 80% of base salary being the maximum possible bonus.

 .    Stock Options:  Based on the current stock option plan as approved by the
     -------------
     stockholders, up to 2% of the current outstanding shares of Common Stock are available annually for award to new and existing executives. Under this program key executives are allocated portions of the total annual award based upon the executive's responsibility level and other subjective measures. The Company continues to believe that the stockholders' value is being significantly enhanced by this stock option program. Executives who are deemed to have the potential to impact the future growth and profitability of the Company are granted new options each year, without regard to the number of options or shares that may already have been issued to such executives.

Mr. Frey's Fiscal Year 1998 Compensation:

Mr. Frey's compensation for fiscal year 1998 consisted of a base salary, bonus, stock options and amounts under certain employee benefit plans. Mr. Frey's base salary is deemed to be competitive with companies of a similar size based on an outside consultant survey. His annual bonus can range from 0% to 80% of his annual salary based upon two factors: 80% of this amount is based upon the overall financial performance of the Company and 20% upon his individual performance as an executive officer. The long-term portion of Mr. Frey's compensation is based primarily on stock options. The value of the stock option award is designed to be consistent with competitive practices of similar sized companies based on informal comparisons. In fiscal year 1998, Mr. Frey's salary increased 6% over fiscal year 1997 levels. The cash bonus was established at an amount that is approximately 64% of his salary compared with 80% in fiscal year 1997. The salary increase was attributable to corporate performance improvements, including growth and earnings in fiscal 1998, as well as various subjective factors considered by the committee.

The Compensation Committee has reviewed the performance of the Company and its executives for 1998 and believes that the executives' and Company's superior performance in fiscal 1998 speak well for the reward system administered by the committee.

                           THE COMPENSATION COMMITTEE


Brad Davidson                    Martin H. Jurick          Joseph M. Scheer

                               PERFORMANCE GRAPH
                               -----------------

     The following graph compares the five-year cumulative total return on the Company's Common Stock to the total returns of 1) NASDAQ Stock Market and 2) NASDAQ Stock - Electronic & Electrical Equipment & Components, excluding Computer Equipment. This comparison assumes in each case that $100 was invested on October 1, 1993 and all dividends were reinvested. The Company's fiscal year ends on or about September 30 each year.

                       [PERFORMANCE GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS

Measurement                           NASDAQ STOCK      NASDAQ ELECTRONIC
Period                MICROSEMI         MARKET          COMPONENTS STOCKS
-----------           ---------      -------------     -----------------
10/01/93                100.0            100.0                100.0
09/30/94                 72.0            100.9                 95.7
09/29/95                188.3            139.3                190.8
09/27/96                157.0            165.8                229.6
09/26/97                276.0            226.4                401.1
09/25/98                119.0            238.4                329.8

                             STOCKHOLDER PROPOSALS
                             ---------------------

     Stockholder proposals intended to be considered at the 2000 Annual Meeting of Stockholders must be received by the Company no later than September 26, 1999. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

                            INDEPENDENT ACCOUNTANTS
                            -----------------------

     PricewaterhouseCoopers, independent accountants for the Company for the fiscal year ended September 27, 1998, has been selected by the Board of Directors to serve in the same capacity for the current fiscal year.

     A representative of PricewaterhouseCoopers is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

                                 OTHER MATTERS
                                 -------------

     The Board of Directors is not aware of any matter which will be presented for action at the Meeting other than the matters set forth herein; but should any other matter requiring a vote of the stockholders arise, it is intended that the enclosed Proxy include discretionary authority to vote on such other matters in accordance with the interests of the Company, in the best judgment of the person or persons voting the Proxies. In addition, the enclosed Proxy is intended to include discretionary authority to postpone or adjourn the meeting, to vote for any person's election to a position for which a bona fide nominee is named herein if such nominee named herein is unable to serve or for good cause will not serve, approval of minutes of the prior meeting without ratifying the actions taken at such meeting and any matters incident to the conduct of the Meeting.

     All stockholders are urged to complete, sign, date and promptly return the enclosed Proxy.

                                   By Order of the Board of Directors,



Santa Ana, California              /s/ DAVID R. SONKSEN
January 19, 1999                   David R. Sonksen, Secretary

                          PROXY SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS OF MICROSEMI CORPORATION
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 23, 1999

  The undersigned shareholder of MICROSEMI CORPORATION hereby appoints Philip Frey, Jr. and David R. Sonksen, or either of them, the attorneys and proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock, par value $0.20 per share, of MICROSEMI CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on February 23, 1999, at 10:00 A.M., (California time), and at any adjournments or postponements thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. The undersigned acknowledges receipt of this proxy and a copy of the Notice of Annual Meeting and Proxy Statement dated January 19, 1999. Said proxies are directed to vote or to refrain from voting pursuant to the Proxy Statement as checked on the reverse side hereon upon the following matters, and otherwise in their discretion.

Please mark, sign, date and return this proxy card promptly.

1. ELECTION OF DIRECTORS

   [_] FOR all nominees listed below    [_] WITHHOLD AUTHORITY to vote
       (except as indicated to the          for all nominees listed below
       contrary below)

  (INSTRUCTION: to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

  Philip Frey, Jr.           Joseph M. Scheer            Robert B. Phinizy
  Martin H. Jurick           Brad Davidson

2. In their discretion, upon such other matters as may properly come before the meeting, this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE
PROPOSALS.
                                                         ____________________
                                                             SIGNATURE OF
                                                             STOCKHOLDER

                                                       Dated:  _______, 199__

                                                       ______________________
                                                             SIGNATURE OF
                                                             STOCKHOLDER

                                                       Dated:  _______, 199__

                                                       IMPORTANT: Please date
                                                       this proxy and sign
                                                       exactly as your name or
                                                       names appear(s) on your
                                                       stock certificate. If
                                                       stock is held jointly,
                                                       signature should
                                                       include both names.
                                                       Executors,
                                                       administrators,
                                                       trustees, guardians and
                                                       others signing in a
                                                       representative capacity
                                                       please give their
                                                       titles. If a
                                                       corporation, please
                                                       sign in full corporate
                                                       name by president or
                                                       other authorized
                                                       officer. If a
                                                       partnership, please
                                                       sign in partnership
                                                       name by authorized
                                                       person.